UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): November 4, 2011

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-3492 (Commission File Number)	No. 75-2677995 (IRS Employer Identification No.)

3000 N. Sam Houston Parkway E., Houston, Texas (Address of Principal Executive Offices)	77032 (Zip Code)
(281) 871-2699
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 8.01.	Other Events.
     Between 1965 and 1991 a former Halliburton unit known as the Halliburton Industrial Services Division (HISD) performed work for the U.S. Department of Defense, cleaning solid fuel from missile casings at a semi-rural facility on the north side of Duncan, Oklahoma. We closed our site in coordination with the Oklahoma Department of Environmental Quality (DEQ) in the mid-1990s but we continued to monitor the groundwater at DEQ’s request. A principal component of the missile fuel was ammonium perchlorate (a salt that is highly soluble in water), which has been discovered in the soil and groundwater on our site and in certain residential water wells near our property.
     Commencing in late October 2011, a number of lawsuits were filed against us, including a putative class action case in federal court in the Western District of Oklahoma and other lawsuits filed in Oklahoma state courts. The lawsuits generally allege, among other things, that operations at our Duncan facility caused releases of pollutants, including ammonium perchlorate and, in the case of the federal lawsuit, nuclear or radioactive waste, into the groundwater, and that we knew about those releases and did not take corrective actions to address them. The lawsuits allege that the plaintiffs have suffered from certain health conditions, including hypothyroidism (a condition that has been associated with exposure to perchlorate at sufficiently high doses over time), as a result of the releases. The lawsuits seek, among other things, damages, including punitive damages, and the establishment of a fund for future medical monitoring. The lawsuits, among other things, allege strict liability, trespass, private nuisance, public nuisance, and negligence and, in the case of the federal lawsuit, violations of the U.S. Resource Conservation and Recovery Act, resulting in personal injuries, property damage, and diminution of property value.
     The lawsuits generally allege that the cleaning of the missile casings at the Duncan facility contaminated the surrounding soils and groundwater, including certain water wells used in a number of residential homes, through the migration of, among other things, ammonium perchlorate. The federal lawsuit also alleges that our processing of radioactive waste from a nuclear power plant over 25 years ago resulted in the release of “nuclear/radioactive” waste into the environment.
     We and the DEQ have recently conducted soil and groundwater sampling relating to the allegations discussed above that have confirmed that the alleged nuclear or radioactive material is confined to the soil in a discrete area of the onsite operations and is not present in the groundwater onsite or in any areas offsite. The radiological impacts from this discrete area are not believed to present any health risk for offsite exposure. With respect to ammonium perchlorate, we are in the process of defining the specific area of the contamination and the associated concentrations. We have made arrangements to supply affected residents with bottled drinking water and, if needed, with a temporary water supply system, at no cost to the residents. We have worked with the City of Duncan and the DEQ to expedite expansion of the city water supply to the relevant areas.
     The lawsuits described above are in a preliminary stage, and additional lawsuits and proceedings may be brought against us. As of September 30, 2011, we accrued a liability relating to our initial estimate of response efforts and third-party property damage related to this matter. With respect to the lawsuits described above, however, because they are in an early stage we cannot predict the timing or probability of a loss, or reasonably estimate a possible loss or range of loss, if any. We intend to vigorously defend these lawsuits and do not believe that these lawsuits will have a material adverse effect on our liquidity, consolidated results of operation, or consolidated financial condition.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY
Date: November 4, 2011	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Assistant Secretary